Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Vincent J. Milano

Vice President, Chief Operating Officer,

Chief Financial Officer and Treasurer

Phone (610) 321-6225

William C. Roberts

Senior Director, Corporate Communications

Phone (610) 321-6288

POTENTIAL SAFETY ISSUE IDENTIFIED IN ONGOING PHASE 2 CLINICAL STUDY OF HCV-796

- Early Antiviral Activity with HCV-796 Supports Follow-up with Standard of Care

Including Evalvation of Sustained Virologic Response (SVR) -

- Company to Host Conference Call at 10:00 AM ET Today -

Exton, PA, August 10, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) announced today the decision made with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), to discontinue dosing with HCV-796 in combination with pegylated interferon and ribavirin in its current Phase 2 study. All subjects, following consultation with the principal investigators at each site, will have the option of continuing on the combination therapy of pegylated interferon and ribavirin, the standard of care. This decision follows yesterday’s review by the joint safety review board of safety data accumulated to date, which show elevated liver enzyme levels in some patients after 8 weeks or more of therapy with HCV-796 with pegylated interferon and ribavirin.

The companies conducted a thorough safety review of liver enzyme levels in all patients. Clinically significant elevations of liver enzymes were observed in approximately eight percent of patients receiving HCV-796, including two patients who experienced serious adverse events leading to withdrawal from active therapy with HCV-796, pegylated interferon and ribavirin. In contrast, elevated liver enzymes were seen in only one percent of patients on standard of care. Elevations of liver enzymes appear to be transient in some patients. The U.S. Food and Drug Administration has been notified that all patients on triple therapy will now be maintained on only pegylated interferon and ribavirin for the remainder of the clinical study.

“While substantial efforts are ongoing to continue analysis of these data, we consider it to be in the best interests of patients to discontinue dosing with HCV-796 at this time,” commented Dr. Colin Broom, ViroPharma’s chief scientific officer. “We and Wyeth are focused on patient safety. We are acting quickly and with the best interests of patients in mind.”

“This is a clear disappointment in light of the exciting antiviral activity observed to date in this study. Although this represents a potential setback for hepatitis C patients, we are committed to the health and safety of patients, and this decision was absolutely the right thing to do,” commented Michel de Rosen, ViroPharma’s president and chief executive officer. “We are committed to understanding the observations that led to this decision in the hope of advancing this potential therapeutic agent in the future.”

Clinical trial investigators are being notified of the current data and the change in clinical plans. ViroPharma and Wyeth will continue to analyze the efficacy and safety data from this ongoing study in order to make a benefit risk assessment for the future development of HCV-796.

Phase 2 Preliminary Antiviral Data

All patients currently in the study have received at least 8 weeks of dosing. We have not completed a full analysis of all data, including discontinuations and withdrawals. Preliminary analysis of antiviral data has been performed on patients who have completed 4 weeks and a portion of patients who have completed 12 weeks of therapy. Not all patients who have completed 12 weeks of therapy have data available at this time.

For Patients On-therapy at Week 4:

	Treatment Naïve Patients		Null Responders
	Peg-Intron + ribavirin (control therapy)	HCV-796 + Peg-Intron + ribavirin	HCV-796 + Peg-Intron + ribavirin
Percent of patients with undetectable HCV levels (<10 IU/ml)	7% (5 of 75)	45% (34 of 75)	4% (3 of 78)

For Patients On-therapy at Week 12:

	Treatment Naïve Patients		Null Responders
	Peg-Intron + ribavirin (control therapy)	HCV-796 + Peg-Intron + ribavirin	HCV-796 + Peg-Intron + ribavirin
Percent of patients with undetectable HCV levels (<10 IU/ml)	39% (15 of 38)	73% (27 of 37)	23% (17 of 73)

The above data are based on a randomized, open-label study of the safety, tolerability, antiviral activity, and pharmacokinetics of HCV-796 administered in combination with pegylated interferon plus ribavirin versus pegylated interferon plus ribavirin (standard of care) in HCV genotype 1-infected subjects who are naïve to treatment. The combination of HCV-796, pegylated interferon and ribavirin was also assessed in a group of HCV genotype 1 patients who had previously failed treatment (null-responders). The number of subjects enrolled and dosed in each of the three treatment groups ranged from 78 to 84.

Individual subjects in all dose cohorts will continue to be eligible for treatment for up to 48 weeks with standard of care, provided that, sufficient antiviral responses are observed at interim time points (12 and 24 weeks of treatment). Subjects will continue to be followed for an additional 24-week period to assess sustained virological response (SVR).

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss these matters on August 10, 2007 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial (877) 366-0713 (domestic) and (302) 607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or RealPlayer will be needed to access the webcast. An audio archive will be available at the same address until August 24, 2007.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common strain in the U.S., Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20 percent of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties including those relating to the future of the Company’s HCV clinical development program and the Company’s hope of advancing HCV-796 as a potential therapeutic agent in the future. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. The antiviral data that is described in this press release is preliminary and additional safety and antiviral data will become available in the future. Full analysis of the existing and future data may not support any or all of the statements in this press release. There can be no assurance that ViroPharma will conduct additional HCV studies in the future. The FDA or other regulatory authorities may either prohibit any future studies with HCV-796 or alternatively may require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval. The can be no guarantee that ViroPharma will be successful in gaining regulatory approval of any of its HCV product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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